EXHIBIT 10.4 - Schedule of Named Executive Officers Compensation

On December 17, 2013, the Compensation Committee of First Financial Corporation (the “Corporation”) set the 2014 annual base salaries of the named executive officers. These amounts are set forth in the table below.

Name and Principal Position	2014 Base Salary
Norman L. Lowery Vice Chairman, CEO and President of the Corporation; President and CEO of First Financial Bank, NA	$630,297
Steven H. Holliday Vice President and CCO of First Financial Bank, NA	$200,000
Norman D. Lowery Vice President and COO of First Financial Bank, NA	$200,000
Rodger A. McHargue CFO of the Corporation; Vice President and CFO of First Financial Bank, NA	$195,909
Karen L. Milienu Director of the Branch Banking; Vice President of First Financial Bank, NA	$150,000